Exhibit 99.1

UNITED RENTALS ANNOUNCES NOTE OFFERINGS

GREENWICH, CT, January 22, 2004—United Rentals, Inc. (NYSE: URI) announced today that it will offer for sale $1 billion of senior notes and $375 million of senior subordinated notes. These offerings are part of the company’s previously announced plan to refinance a substantial portion of its outstanding indebtedness in order to lower interest expense and extend maturities.

The company also confirmed that it is proceeding with its previously announced plan to replace its existing senior secured credit facility with a new senior secured credit facility. The new facility is expected to include (i) a $750 million term loan, (ii) a $650 million revolving credit facility that may be used for loans and/or letters of credit (up to a maximum of $250 million for letters of credit) and (iii) a $150 million institutional letter of credit facility that will provide additional letter of credit capacity.

The company expects to use the proceeds from the note offerings, together with funds expected to be available under the new credit facility, to: (i) redeem $300 million principal amount of outstanding 9 1/4% Senior Subordinated Notes due 2009, (ii) repay $639 million of term loans and approximately $52 million of other borrowings outstanding under the company’s existing credit facility, (iii) repurchase up to $860 million principal amount of outstanding 10 3/4% Senior Notes due 2008 pursuant to the company’s previously announced tender offer for such notes, (iv) redeem $250 million principal amount of outstanding 9% Senior Subordinated Notes due 2009 and (v) pay related redemption and repurchase premiums and transaction costs.

The closing of the senior notes offering, but not the senior subordinated notes offering, will be conditioned on: (i) the company obtaining the new credit facility and (ii) at least $516 million aggregate principal amount of outstanding 10 3/4% Senior Notes due 2008 being tendered to the company pursuant to the company’s previously announced tender offer.

The note offerings are being made in transactions exempt from registration under the Securities Act of 1933. The notes offered have not been, and will not be, registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “plans,” “intends,” “contemplates,” “expects,” “will,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The note offerings have not yet been completed and the company has not yet obtained the new credit facility. The company’s ability to complete the offerings and obtain the new credit facility may be adversely affected by changes in circumstances, including, among other things, changes in general market conditions and changes in the company’s business and operations. The two note offerings are not conditioned one on the other and, accordingly, it is possible that only one of the note offerings will be completed. In such event, or if the new credit facility is not obtained, the amount of debt that the company could refinance would be reduced. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:

Alfred P. Colangelo

Vice President, Finance

United Rentals, Inc.

(203) 618-7141

acolangelo@ur.com